Filed pursuant to Rule 433

Registration Statement No. 333-239038

July 6, 2021

United Mexican States

Final Terms and Conditions

2.250% Notes due 2036

Issuer:	United Mexican States

Transaction:	2.250% Notes due 2036 (the “Notes”)

Issue Currency:	Euro

Issue Size:	€1,250,000,000

Ratings:	Baa1 / BBB / BBB- (Moody’s (Neg.) / S&P (Neg.) / Fitch (Stable))*

Maturity Date:	August 12, 2036

Pricing Date:	July 6, 2021

Settlement Date:	July 12, 2021 (T+4)

Coupon:	2.250%

Coupon Payment Frequency:	Annual

Issue Price:	99.888%, plus accrued interest, if any, from July 12, 2021

Yield to Maturity:	2.259%

Re-offer Spread over Interpolated Mid Swap:	195 bps

Reference Interpolated Mid Swap Rate:	0.309%

Re-offer Spread over Benchmark:	227.3 bps

Reference Benchmark:	DBR 0.000% due May 2036

Reference Benchmark Rate:	-0.014%

Interest Payment Dates:	August 12 of each year, first short coupon commencing August 12, 2021. Interest accrues from July 12, 2021.

Optional Redemption:	If redeemed prior to May 12, 2036 (three months prior to the Maturity Date), Make-Whole Call calculated at German Government Bundesanleihe +35 bps; If redeemed on or after May 12, 2036 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	€1,248,600,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.180%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg. Application will also be made to the London Stock Exchange plc for the Notes to be admitted to trading on the London Stock Exchange plc’s International Securities Market and the London Stock Exchange plc’s Sustainable Bond Market. The ISM is not a regulated market for the purposes of Directive 2014/65/EU.

ISIN:	XS2363910436

Common Code:	236391043

Joint Book-Running Managers Allocation:	BNP Paribas Merrill Lynch International Natixis Securities Americas LLC	(33.34%) (33.33%) (33.33%)

Stabilization	FCA/ICMA

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm. A preliminary prospectus supplement, subject to completion, dated July 6, 2021, for the Notes, is available from the Securities and Exchange Commission’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312521208039/0001193125-21-208039-index.html.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2020 is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312521207189/0001193125-21-207189-index.html.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas toll free at +1-800-854-5674, Merrill Lynch International toll free at +1-800-294-1322 and Natixis Securities Americas LLC toll free at +1-212-698-3108.

MiFID II and UK MiFIR—professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.